Exhibit (2)(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

JOHN HANCOCK ASSET-BASED LENDING FUND

(Exact Name of Registrant as Specified in its Declaration of Trust)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due

(1) The Fund is a continuously offered, closed-end fund that has been operating pursuant to an initial registration statement on Form N-2, filed on June 30, 2022 and declared effective on July 5, 2022. A post effective amendment was filed on February 22, 2023 with an effective date of February 28, 2023 pursuant to Rule 486(b). This post-effective amendment (“Amendment”) reflects the Fund’s most recent annual update and would, if the Registrant were an open-ended investment company, be filed pursuant to Rule 485(b). No new shares are being registered, and no shares are being carried forward pursuant to Rule 415(a)(5) or (6). Accordingly, no filing fees are required pursuant to this Amendment.